EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of May 16, 2007, by and between Noble Innovations, Inc. ("Employer"), and James Cole, ("Executive" and “Employee”).

Recitals

WHEREAS, Employer desires to employ Executive to devote full time to the business of Employer, and Employee desires to be employed by Employer.

WHEREAS, Employer desires assurance of the continued association and services of Executive in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

WHEREAS, Executive desires to continue in the employ of Employer and is willing to do so on those terms and conditions.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and conditions in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. Employer shall employ Executive as its President, or in such other capacity or capacities Employer's Board of Directors may from time to time prescribe.

2. EXECUTIVE'S DUTIES.

2.1. Duties at Employer: Executive shall act as President of Employer or in such other capacities as Employer shall direct. Executive shall possess the power and authority to hire and fire all employees of Employer other than Employer's officers, who must have the approval of the board of directors to fire. Executive shall assist in managing and conducting the business of Employer subject to expenditure policies set by Employer's Board of Directors. Executive's duties shall include, but not be limited to the following:

2.1.1 Directing the use and control of finances within the limits approved by the Board;

2.1.2 Appointing and dismissing all employees, other than Employer's elected officers who must have Board Approval;

2.1.3 Implementing long-term strategies and policies established by the Board by defining and implementing short, medium, and long-term objectives;

2.1.4 Communicating the intentions and results of management to Employer's shareholders, the Board, and Employer's employees on a regular basis.

2.1.5 Borrowing or obtaining credit in any amount or executing any guaranty, upon Board Approval;

2.1.6 Expending funds for capital equipment in excess of budgeted expenditures for any calendar month;

2.1.7 Selling or transferring capital assets not exceeding $25,000 in market value, without Board Approval.

2.1.8 Executing any lease of real or personal property providing for an aggregate rent in not in excess of $25,000;

2.1.9 Executing any discretionary authority or control over the management of any employee welfare or pension benefit plan or over the disposition of the assets of any such plan;

2.1.10 Executing mergers, acquisitions, reorganizations, or divestitures, subject to prior board approval;

2.1.11 Executing corporate financing activities involving securities, including, but not limited to rights offerings, stock offerings, options and warrants offerings other than those specifically permitted pursuant to this Agreement, subject to prior board approval;

2.1.12 Approving a budget and any amendments thereto;

2.1.13 Determining and approving long-term policies and strategies.

3. DEVOTION OF TIME. During the period of his employment hereunder, and except for illness, reasonable vacation periods and reasonable leaves of absence, Executive shall devote such of his business time, interest attention, and effort to the faithful performance of his duties hereunder, as may be reasonably necessary to the accomplishment and fulfillment of those duties.

4. NON COMPETITION DURING TERM OF EMPLOYMENT. During the employment term, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business directly competitive with Employer's business. In addition, Executive, while employed, shall not take any action without Employer's prior written consent to establish, form, or become employed by a competing business on termination of employment by Employer. Executive's failure to comply with the provisions of the preceding sentence shall give Employer the right (in addition to all other remedies Employer may have) to terminate any benefits or compensation to which Executive may be otherwise entitled following termination of this Agreement.

5. VARIATION OF DUTIES. If, during the term of this Agreement, Executive shall be vested by Employer with additional responsibilities, then in that event, Executive and Employer shall determine whether this agreement shall be amended to include compensation for such additional responsibilities, which agreement shall be in writing.

6. TERM OF AGREEMENT. Subject to earlier termination as provided in this Agreement, Executive shall be employed for a term beginning May 16, 2007, and ending May 17, 2010.

7. LOCATION OF EMPLOYMENT. Unless the parties agree otherwise in writing, during the employment term Executive shall perform the services he is required to perform under this Agreement at Employer's offices, located in the general area of the Phoenix, Arizona valley; provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer's business.

8. COMPENSATION. Employer shall pay compensation to Executive in the following amounts and on the following terms:

8.1 Initial Payment. As consideration and inducement for Executive to become employed by Employer, Employer shall pay Executive a one time payment of 100,000 shares of the Noble Innovations, Inc. stock, which sum shall be payable upon execution of this Agreement by both parties.

8.2 Salary. For all services rendered by Executive in any capacity during the term of this Agreement, Employer shall pay Executive annual compensation as follows, in equal, bi-monthly installments payable on the 1st and 15th day of each month, or in such other manner as is the general practice of Employer:

8.2.1 First Year of Employment - $180,000

8.2.2 Second Year of Employment - $198,000

8.2.3 Third Year of Employment - $218,000

8.3 Stock Bonuses. In addition to the basic salary provided for above, Employer hereby grants to executive a stock bonus in the amount of 100,000 shares upon the Company beginning its first production run of products. In addition, a 100,000 share bonus will be paid upon the company achieving its first $1 million of sales. In addition a 100,000 share bonus will be paid to Employee upon the company first achieving sales of $5 million. In addition, Executive will receive a 100,000 share bonus upon the company achieving sales of $10 million.

If, and to the extent that the number of shares of common stock of Employer shall be increased or reduced by whatever action, including but not limited to change of par value, split up, reclassification, distribution or a dividend payable in stock, or the like, the number of shares subject to the Stock Bonus not yet paid to Employee shall be proportionately adjusted. If Employer is reorganized or consolidated or merged with another corporation, Executive shall be entitled to receive shares of stock covering shares payable to Employee but not yet received by Employee of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after any such reorganization, consolidation, or merger over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Stock Bonus not yet paid immediately before such reorganization, consolidation, or merger over the aggregate price of such shares.

8.4. Cash Bonuses. In addition to the basic salary and stock bonuses provided for above,   Employer hereby grants to Executive two cash bonuses. Each cash bonus will be for $50,000. The first bonus will be earned by Employee and paid by Employer upon completion of the design of the Employer’s product. Design will be considered complete when it is released to manufacturing for production. The second $50,000 bonus will be earned by Employee and paid by Employer upon the Employer having achieved its first legitimate sale and product is shipped to that first customer.

9. BENEFITS. During the employment term, Executive shall be entitled to receive all other benefits of employment generally available to Employer's other executive and managerial employees when and as he becomes eligible for them, including group health and life insurance benefits and an annual vacation.

9.1 Vacation. Executive shall be entitled to a paid annual vacation of three (3) weeks during the first year of employment, and three (3) weeks during any subsequent years; provided however, that vacation time may not be accumulated and must be taken by the end of the year in which it has accrued or that time is lost to the employee and there is no liability for that vacation time to the Company.

9.2. Sick Leave. Executive shall be entitled, without any adjustment in his compensation to sick leave if a doctor determines that such leave is necessary for the well being of the Executive.

9.3 Medical and Disability Coverage. Executive shall have the right to all medical coverage and long term disability coverage on the same terms and conditions as provided to other employees of Employer holding management positions. It is agreed and understood that Employer shall obtain reasonable medical, dental, disability, life, and liability insurance for the benefit of Executive and other members of management as soon hereafter as is practical, and it shall use its best efforts to maintain such policies at all time during the employment term. In the event that any such policy is not maintained by Employer, Employer shall pay Executive an additional $1500.00 per month to enable Executive to secure one or more of such policies on his own..

9.4 Plans. Executive shall be entitled to participate in any and all plans, arrangements, or distributions by Employer pertaining to or in connection with any pension, bonus, profit sharing, stock options, and/or similar benefits for its employees and/or executives, as determined by the Board of Directors of committees thereof pursuant to the governing instruments which establish and/or determine eligibility and other rights of the participants and beneficiaries under such plans or other benefit programs.

9.5 Automobiles. If, during the employment term, Employer shall furnish to other employees and managerial personnel of Employer an automobile owned by Employer, or leased by Employer, then Employer shall also provide an automobile to Executive. The terms and conditions of Executive's use of such automobile and the extent to which Employer shall defray the costs of its operation shall be the same as those pertaining to automobiles furnished other executive and managerial personnel of Employer. If Employer does not furnish an automobile owned by Employer or leased by Employer to any other Employee, than Executive shall be entitled to an Automobile allowance of up to $1000 per month as part of the overall compensation and benefits.

10. EXPENSE REIMBURSEMENT. During the employment term, Employer shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Employer's business, including travel expenses, food, and lodging when away from home, subject to such policies as Employer may from time to time reasonably establish for its employees.

11. DISALLOWANCE OF TAX DEDUCTIONS. If any part of the salary or other compensation paid by Employer to Executive, or of any amount paid by Employer for travel or entertainment expenses incurred by Executive, is finally determined not to be allowable as a federal or state income tax deduction to Employer, the part disallowed shall be repaid to Employer by Executive.

12. INTELLECTUAL PROPERTY. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Employer or to Employer's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Employer, shall be the sole property of Employer. Executive shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of Employer under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in confidence. Executive shall execute all documents, including patent applications and assignments, required by Employer to establish Employer's rights under this Section.

13. INDEMNIFICATION OF EXECUTIVE. Employer shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney's fees judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Employer. Employer shall advance to Executive any expense incurred in defending such proceeding to the maximum extent permitted by law.

14. LIABILITY INSURANCE. Employer shall purchase and maintain indemnity insurance, including Directors and Officers errors and omissions insurance, if available, on behalf of Executive in an amount of reasonably necessary to protect Executive against any liability asserted against or incurred by Executive arising out of his employment by Employer.

15. TERMINATION BY EMPLOYER. Employer may terminate this Agreement at any time, if termination is "For Cause", as hereinafter defined. "For Cause" shall mean Employer's termination of Executive due to an adjudication of Executive's fraud, theft, dishonesty to Employer regarding Executive's duties or material breach of this Agreement, if Executive fails to cure such breach within ten (10) days after written notice is given by the Board of Directors to Executive and Executive fails with ten (10) days of such notification to commence such cure and thereafter diligently prosecute such cure to completion.

16. TERMINATION BY EXECUTIVE. Executive may terminate this Agreement by giving Employer thirty (30) days prior written notice of resignation.

17. EXECUTIVE DISABILITY INSURANCE. Employer has advised Executive that it currently maintains or is seeking disability insurance for its employees, including Executive. During the term of this Agreement, Employer shall maintain disability insurance covering Executive on terms and conditions no less favorable than the terms and conditions in effect at the date of this Agreement or contained in the initial policy acquired by Employer for its management and other executives.

18. DISABILITY PAYMENTS. If and to the extent that Executive receives payments in respect of such disability insurance during the period in which Employer is obligated to make payments under this Agreement, Employer shall be relieved of the obligation to make such payments to Executive to the extent of the amounts so received by Executive, but except as so qualified, Employer's obligations to make such payments shall continue in full.

19. DEATH OF EXECUTIVE. If Executive dies during the initial term or during any renewal term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of his death. Employer shall then pay to Executive's estate any salary accrued but unpaid as of the last day of the calendar month in which Executive dies. Employer shall have no further financial obligations to Executive or his estate hereunder. Any and all unexercised Stock Options shall survive Executive's death and shall be exercisable by Executive's estate or its beneficiaries to whom such Stock Options may be distributed in accordance with the original terms and conditions of any such Stock Options.

20. AGREEMENT ON BUSINESS COMBINATION OR DISSOLUTION. This Agreement shall not be terminated by Employer's voluntary or involuntary dissolution or by any merger in which Employer is not the surviving or resulting corporation, or on any transfer of all or substantially all of Employer's assets. In the event any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

21. TRADE SECRETS AND CONFIDENTIAL INFORMATION:

21.1 Nondisclosure. Without the prior written consent of Employer, Executive shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Executive's own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the "Confidential Information") of Employer and/or its Affiliates, as hereinafter defined, it being the intent of Employer, with which intent Executive hereby agrees, to restrict Executive from disseminating or using any like information that is unpublished or not readily available to the general public.

21.1.1 Definition of Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Employer.

21.2 Return of Property. Upon the termination of this Agreement, Executive shall deliver to Employer all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Employer or its Affiliates and their activities, business and customers.

21.3 Notice of Compelled Disclosure. If, at any time, Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Executive shall provide Employer with prompt, prior written notice of such requirement so that Employer may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Employer waives compliance with the provisions hereof, Executive agrees to furnish only that portion of the Confidential Information which Executive is advised by written opinion of counsel is legally required and exercise Executive's best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Executive shall not oppose action by Employer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

21.4 Assurance of Compliance. Executive agrees to represent to Employer, in writing, at any time that Employer so request, that Executive has complied with the provisions of this section, or any other section of this Agreement.

22. NON-COMPETITION. For a period of two (2) years after the termination of this Agreement, Executive expressly covenants and agrees that Executive will not and will not attempt to, without the prior written consent of the Board of Directors, directly or indirectly, (except as to those entities set forth in Paragraph 4, above):

22.1 Own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, agent, partner, principal, representative, consultant, or otherwise with, or use or permit his name to be used in connection with, any line of business or enterprise that competes with Employer or its Affiliates (as defined herein) in any business of Employer or its Affiliates, existing or proposed, wherever located, provided that Executive shall not be prohibited from owning, directly or indirectly, less than one percent (1%) of the outstanding shares of any Corporation, the shares of which are traded on a National Securities Exchange or in the over-the-counter markets;

22.2 Interfere with or disrupt or attempt to interfere with or disrupt or take any action that could be reasonably expected to interfere with or disrupt any past or present or prospective relationship, contractual or otherwise, between Employer and/or any of its Affiliates, and any customer, insurance company, supplier, sales representative, or agent or employee of Employer or any such affiliate of Employer.

22.3 Directly or indirectly solicit for employment or attempt to employ or assist any other entity in employing or soliciting or attempting to employ or solicit for employment, either on a full-time, part-time, or consulting basis, any employee, agent, representative, or executive (whether salaried or otherwise, union or non-union) who within three (3) years of the time that Executive ceased to perform services hereunder has been employed by Employer or its Affiliates.

23. VIOLATION OF COVENANTS:

23.1 Injunctive Relief. Executive acknowledges and agrees that the services to be rendered by Executive hereunder are of a special unique, and personal character that gives them peculiar value; that the provisions of this section are, in view of the nature of the business of Employer, reasonable and necessary to protect the legitimate business interests of Employer; that violation of any of the covenants or Agreements hereof would cause irreparable injury to Employer, that the remedy at law for any violation or threatened violation thereof would be inadequate; and that, therefore, Employer shall be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the necessity of proving actual damages and to an equitable accounting of all earnings, profits, and other benefits arising, from any such violation, or attempted violation, which rights shall be cumulative and in addition to all other rights or remedies available to Employer. Executive hereby agrees that in the event of any such violation, Employer shall be entitled to commence an action for any such preliminary and permanent injunctive relief and other equitable relief.

23.2 Executive and Employer recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of certain of the provisions contained in this section. It is the intention of Executive and Employer that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought, but that the invalidation (or modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this section. Accordingly, if any provision of this section shall be determined to be invalid or unenforceable, either in whole or in part this section shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this section in order to render it valid and enforceable to the fullest extent permissible as provided herein.

24. LIQUIDATED DAMAGES, EMPLOYER'S BREACH. In the event of any material breach of this Agreement on the part of Employer, Executive at his sole option, may terminate his employment under this Agreement and, at his sole option, shall be entitled to receive as liquidated damages the amounts set forth in the following subsection. The liquidated damages so received by Executive shall not be limited or reduced by amounts that Executive might otherwise earn or be able to earn during the period between termination of his employment under this Agreement and payment of those liquidated damages. The provisions of this Section 24 shall be in addition to any and all rights Executive may have in equity or at law to require Employer to comply with or to prevent the breach of this Agreement.

24.1 The present value on the payment date (as defined in this section) of the full amount of his basic salary as provided for in this Agreement for one year following the payment due, discounted to the payment date at a rate for quarterly periods based on prime interest rate charged by Bank of America in Phoenix, Arizona, for short term commercial loans on the payment date. The amount payable to Executive under this subsection shall be due and payable in full on the date of notification of Employer by Executive of the exercise of his option to terminate his employment under this Agreement (the "payment date").

25. MISCELLANEOUS:

25.1      Authority to Execute. The parties herein represent that they have the authority to execute this Agreement.

25.2      Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect.

25.3      Successors.       This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

25.4      Assignment.     This Agreement may not be assigned by either party without the written consent of the other party.

25.5      Singular, Plural and Gender Interpretation.      Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Also, as used herein, the masculine, feminine or neuter gender shall each include the others whenever the context so indicates.

25.6      Captions.          The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

25.7      Entire Agreement. This Agreement contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument and supersedes any oral or prior written agreements between the parties. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

25.8      Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to a panel of three (3) arbitrators. The arbitration shall comply with and be governed by the provisions of the American Arbitration Association. The panel of arbitrators shall be composed of two (2) members chosen by Executive and Employer respectively and one (1) member chosen by the arbitrators previously selected. The findings of such arbitrators shall be conclusive and binding on the parties hereto. The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrator shall conclusively decide.

25.9      No Waiver. No failure by either Executive or Employer to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

25.10    Time of the Essence. Time is of the essence of this Agreement, and each provision hereof.

25.11    Counterparts. The parties may execute this Agreement in two (2) or more counterparts, which shall, in the aggregate, be signed by both parties, and each counterpart shall be deemed an original instrument as to each party who has signed by it.

25.12    Attorney's Fees and Costs. In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel performance the parties agree that the prevailing party therein be entitled to reasonable attorney's fees.

25.13    Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of Arizona.

25.14    Notice. Any notice, request, demand or other communication required or permitted hereunder or required by law shall be in writing and shall be effective upon delivery of the same in person to the intended addressee, or upon deposit of the same with an overnight courier service

(such as Federal Express) for delivery to the intended addressee at its address shown herein, or upon deposit of the same in the United States mail, postage prepaid, certified or registered mail, return receipt requested, sent to the intended addressee at its address shown herein. The address of any party to this Agreement may be changed by written notice of such other address given in accordance herewith and actually received by the other parties at least ten (10) days in advance of the date upon which such change of address shall be effective.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

EXECUTIVE:

DATE: May 16, 2007	By:/s/ James Cole

Noble Innovations, Inc.

DATE: May 16, 2007	By:/s/ James Cole